Exhibit 99.1

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2004

CHARLOTTE, NORTH CAROLINA, July 22, 2004 – Nucor Corporation (NYSE: NUE) announced today record quarterly earnings and sales for the first half and the second quarter of 2004. Nucor’s earnings through the first six months of 2004 exceeded the previous record annual earnings. Nucor’s consolidated net earnings for the first half of 2004 were $364.7 million ($4.59 per diluted share), compared with $26.2 million ($0.33 per diluted share) in the first half of 2003. Consolidated net earnings for this year’s second quarter were $251.4 million ($3.17 per diluted share), compared with $8.4 million ($0.11 per diluted share) in the second quarter of 2003 and $113.2 million ($1.43 per diluted share) in the first quarter of 2004. In the first half of 2004, Nucor’s consolidated net sales increased 68% to $5,048.2 million, compared with $3,000.7 million in last year’s first half. Average sales price per ton increased 47% while total tons shipped to outside customers increased 15% from the first half of 2003. In the second quarter of 2004, Nucor’s consolidated net sales increased 82% to $2,761.8 million, compared with $1,520.5 million in the second quarter of 2003 and increased 21%, compared with $2,286.4 million in the first quarter of 2004. Average sales price per ton increased 61% from the second quarter of 2003 and increased 26% from the first quarter of 2004. Total tons shipped to outside customers increased 13% from the second quarter of 2003 and decreased 5% from the first quarter of 2004.

The average scrap and scrap substitute cost per ton used increased 69% from $127 in the first half of 2003 to $214 in the first half of 2004, and increased 73% from $131 in the second quarter of 2003 to $227 in the second quarter of 2004.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $99.3 million in the first half of 2004 (including a LIFO charge of $19.3 million for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $12.9 million in the first half of 2003 (including a LIFO charge of $2.5 million for Nucor-Yamato Steel Company). In the second quarter of 2004, the LIFO charge was $67.1 million (including a LIFO charge of $12.1 million for Nucor-Yamato Steel Company), compared with a charge of $6.5 million in the second quarter of 2003 (including a LIFO charge of $1.3 million for Nucor-Yamato Steel Company).

The increases in earnings and sales are due to increased demand for our products and the resulting increase in base prices, the continuation of a raw material surcharge that we initiated in the first quarter of 2004 to address historically high scrap costs, and the continuation of the turnaround achieved in the first quarter at our sheet mill in Decatur, Alabama and our plate mill in Hertford County, North Carolina.

Pre-operating and start-up costs of new facilities decreased to $16.8 million in the first half of 2004, compared with $60.2 million in the first half of 2003. For the second quarter of 2004, pre-operating and start-up costs were $7.6 million compared with $33.5 million in the second quarter of 2003. In 2004, these costs primarily related to the continuing start-up of the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the Castrip facility.

After evaluating our options for the steel mill in Kingman, Arizona that we purchased from North Star Steel in the first quarter of 2003, we determined that we will not restart the melt shop. Accordingly, we reduced the value of this asset by $13.2 million in the second quarter of 2004, which is reflected in cost of products sold.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2004 (Continued)

In the first half of 2004, Nucor established records in the steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 10,081,000 tons, compared with 8,545,000 tons produced in the first half of 2003, an increase of 18%. Total steel shipments increased 16% to 10,050,000 tons in the first half of 2004, compared with 8,643,000 tons in last year’s first half. Steel shipments to outside customers increased 15% to 9,182,000 tons in the first half of 2003, compared with 7,993,000 tons in last year’s first half. In the steel products segment, steel joist production during the first half of 2004 increased to 252,000 tons, compared with 235,000 tons in the first half of 2003. Steel deck sales decreased to 168,000 tons in the first half of 2003, compared with 172,000 tons in last year’s first half. Cold finished steel sales increased to 145,000 tons, compared with 128,000 tons in the first half of 2003.

Nucor had an effective tax rate of 36.4% in the first half of 2004 compared with 18.4% in the first half of 2003 and 6.1% for the year 2003, and had an effective tax rate of 36.6% in the second quarter of 2004 compared with 11.2% in the second quarter of 2003. The increase in the effective tax rate is primarily due to the effect of increased pre-tax earnings.

On July 17, 2004, Nucor’s wholly owned subsidiary, Nucor Steel Tuscaloosa, Inc., purchased substantially all of the steelmaking assets of Corus Tuscaloosa for a price of approximately $90 million. The facility is a coiled plate mill that manufactures pressure vessel steel coil, discrete plate and cut-to-length plate products. Located in Tuscaloosa, Alabama, the mill was built in 1985. In 1996, a melting and casting facility expansion and mill modernization project increased its annual capacity to approximately 800,000 tons.

Demand for our products continues to be strong due to increases in industrial spending and non-residential construction. The raw material surcharges are increasing in the third quarter following the recent surge in scrap prices. We expect that the third quarter will be stronger than the second quarter and that improving economic conditions and continuing strong steel demand will contribute to estimated earnings of between $3.20 and $3.40 per share in the third quarter of 2004, compared to $.20 per share in the third quarter of 2003. Interim LIFO charges are based on estimates of inventory prices and quantities at year-end. These estimates will likely differ from actual amounts, and such differences may be significant.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2004 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, the sensitivity of the results of Nucor’s operations to prevailing steel prices and changes in the supply and cost of raw materials, including scrap steel; general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s second quarter results on July 22, 2004 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations/Investor Information.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Six Months (26 Weeks) Ended		Three Months (13 Weeks) Ended
	July 3, 2004	July 5, 2003	July 3, 2004	July 5, 2003
NET SALES	$5,048,238	$3,000,732	$2,761,822	$1,520,461

COSTS, EXPENSES AND OTHER:
Cost of products sold	4,250,285	2,860,571	2,233,916	1,454,146
Marketing, administrative and other expenses	187,405	86,129	110,006	45,938
Interest expense (net)	12,778	13,614	6,116	6,547
Minority interests	26,286	10,585	15,488	4,346
Other income	(1,596)	(2,301)	—	—

	4,475,158	2,968,598	2,365,526	1,510,977

EARNINGS BEFORE INCOME TAXES	573,080	32,134	396,296	9,484
Provision for income taxes	208,400	5,927	144,854	1,059

NET EARNINGS	$364,680	$26,207	$251,442	$8,425

NET EARNINGS PER SHARE:
Basic	$4.62	$0.34	$3.18	$0.11
Diluted	$4.59	$0.33	$3.17	$0.11

AVERAGE SHARES OUTSTANDING:
Basic	78,874	78,187	79,006	78,193
Diluted	79,397	78,282	79,436	78,316

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2004 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	July 3, 2004	Dec. 31, 2003
Assets
CURRENT ASSETS:
Cash and short-term investments	$502,050	$350,332
Accounts receivable	900,915	572,479
Inventories	730,349	560,396
Other current assets	145,407	137,353

Total current assets	2,278,721	1,620,560

PROPERTY, PLANT AND EQUIPMENT	2,721,028	2,817,135
OTHER ASSETS	111,117	54,658

	$5,110,866	$4,492,353

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Accounts payable	$412,595	$329,863
Federal income taxes	75,353	—
Salaries, wages and related accruals	201,242	91,187
Accrued expenses and other current liabilities	247,053	208,545

Total current liabilities	936,243	629,595

LONG-TERM DEBT DUE AFTER ONE YEAR	903,550	903,550

DEFERRED CREDITS AND OTHER LIABILITIES	418,877	439,852

MINORITY INTERESTS	146,601	177,279

STOCKHOLDERS' EQUITY:
Common stock	36,684	36,427
Additional paid-in capital	148,499	117,399
Retained earnings	2,973,167	2,641,708
Unearned compensation	(492)	—

	3,157,858	2,795,534
Treasury stock	(452,263)	(453,457)

Total stockholders' equity	2,705,595	2,342,077

	$5,110,866	$4,492,353

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FIRST HALF AND SECOND QUARTER OF 2004 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months (26 Weeks) Ended
	July 3, 2004	July 5, 2003
Operating activities:
Net earnings	$364,680	$26,207
Adjustments:
Depreciation	193,679	183,039
Gain on sale of facility and equipment	(1,596)	—
Impairment of assets	13,200	—
Deferred income taxes	(32,600)	8,700
Minority interests	26,285	10,577
Changes in (exclusive of acquisitions and dispositions):
Current assets	(512,413)	(48,580)
Current liabilities	313,094	27,752
Other	7,585	(923)

Cash provided by operating activities	371,914	206,772

Investing activities:
Capital expenditures	(111,524)	(94,275)
Investment in affiliates	(53,495)	(9,201)
Disposition of plant and equipment	2,456	199
Acquisitions (net of cash acquired)	—	(34,941)

Cash used in investing activities	(162,563)	(138,218)

Financing activities:
Repayment of long-term debt	—	(16,000)
Issuance of common stock	32,551	1,130
Distributions to minority interests	(56,963)	(59,135)
Cash dividends	(33,221)	(31,278)

Cash used in financing activities	(57,633)	(105,283)

Increase (decrease) in cash and short-term investments	$151,718	$(36,729)

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com